Exhibit 99.1

BIMI International Medical Inc. Announces Strategic Partnership by its Phenix Bio Inc. Subsidiary with China Duty Free Group

NEW YORK, NY, Aug. 07, 2023 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI, “BIMI”), a leading global provider of healthcare services and innovative medical solutions, today announced the formation of a strategic partnership between its subsidiary, Phenix Bio Inc. (“Phenix”) and China Duty Free Group (“CDFG”), one of the largest and most influential state-owned duty-free retail enterprises in China.

The Purchase Agreement between Phenix and CDFG, which became effective on August 1, 2023, provides that CDFG will distribute a selection of Phenix’s healthcare products across all of its retail stores for a one-year term.

Under the term of the agreement, a selection of Phenix’s high-quality dietary supplements will be made available to Chinese consumers through CDFG's extensive network of duty-free retail locations in airports, cruise terminals, and downtown stores. The partnership aims to improve the accessibility of world-class dietary supplements to China's growing population, while further expanding BIMI and Phenix’s footprint in the Asian market.

A signing ceremony was held at BIMI’s headquarters in New York City where representative from both parties, including BIMI's Chief of Staff, Symington Smith and CDFG executives, attended.

"We are thrilled to partner with China Duty Free Group, a company that shares our commitment to excellence and innovation in the healthcare sector," said Tiewei Song, CEO of BIMI. "This partnership represents a significant opportunity for our company to leverage CDFG's extensive distribution network, while offering Chinese consumers access to our best-in-class products and services.”

About BIMI International Medical Inc.
BIMI International Medical Inc. (NASDAQ: BIMI) is a leading global provider of healthcare services and innovative medical solutions, dedicated to improving patient outcomes and ensuring the highest standards of medical care. With a diverse portfolio of products and services, BIMI International Medical Inc. is committed to enhancing the overall healthcare experience for patients, healthcare professionals, and institutions alike. For more information, please visit www.usbimi.com

About China Duty Free Group
China Duty Free Group (CDFG) is one of the largest and most influential state-owned duty-free retail enterprises in China. With a vast network of retail locations in airports, cruise terminals, and downtown stores, CDFG is dedicated to providing travelers and consumers with a world-class shopping experience, offering a diverse range of high-quality products and services.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of BIMI International Medical Inc.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the integration of acquired businesses and other risks detailed in BIMI International Medical Inc.'s filings with the Securities and Exchange Commission. BIMI International Medical Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact:
Vinson Smith
vinson@usbimi.com
949 981 6274